Exhibit 99.2

Ideeli, Inc.
Financial Statements as of and for the
Year Ended February 2, 2013, and
Independent Auditors’ Report

INDEPENDENT AUDITORS' REPORT
To the Board of Directors of Ideeli, Inc.
We have audited the accompanying financial statements of Ideeli, Inc. (the "Company"), which comprise the balance sheet as of February 2, 2013, and the related statements of operations, stockholders' deficit, and cash flows for the year then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ideeli, Inc. as of February 2, 2013, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.
/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
March 26, 2014

IDEELI, INC.
BALANCE SHEET

February 2,
2013
Assets
Current assets:
Cash and cash equivalents	$18,153,647
Accounts receivable, net	1,285,981
Inventories	11,632,576
Prepaid expenses and other current assets	1,741,929
Total current assets	32,814,133
Property, equipment and software, net	8,529,129
Total Assets	$41,343,262
Liabilities and Equity
Current liabilities:
Accounts payable	$775,447
Accrued supplier payables	7,949,121
Accrued expenses	9,691,569
Deferred revenue	514,300
Total current liabilities	18,930,437
Deferred rent	3,806,517
Total Liabilities	22,736,954
Convertible preferred stock, $.0001 par value - 47,709,455 shares authorized:
Series A - 7,189,801 shares designated, 7,120,250 issued and outstanding	3,774,899
(liquidation preference $4,606,802)
Series A-1 - 9,688,195 shares designated, 9,688,195 issued and outstanding	5,804,857
(liquidation preference $6,268,262)
Series B - 11,234,358 shares designated, 10,843,325 issued and outstanding	20,410,601
(liquidation preference $20,797,497)
Series C - 9,597,101 shares designated, 9,597,101 issued and outstanding	38,211,766
(liquidation preference $41,181,160)
Series D - 10,000,000 shares designated, 5,988,024 issued and outstanding	28,719,274
(liquidation preference $30,986,301 including cumulative dividends)
Stockholders' Deficit
Common stock, $.0001 par value, 70,000,000 shares authorized,
10,019,763 shares issued	1,002
Additional paid-in capital	2,177,160
Treasury stock, 684,485 shares of common stock at cost	(1,050,000)
Accumulated deficit	(79,443,251)
Total Stockholders' Deficit	(78,315,089)
Total Liabilities and Stockholders' Deficit	$41,343,262

See Notes to Financial Statements.

IDEELI, INC.
STATEMENT OF OPERATIONS

Year Ended
February 2, 2013
Revenue	$113,421,580
Cost of revenue	90,567,995
Gross profit	22,853,585
Operating expenses:
Marketing	10,223,865
Selling, general and administrative	44,395,573
Total operating expenses	54,619,438
Loss from operations	(31,765,853)
Interest income, net	14,087
Net loss	$(31,751,766)

See Notes to Financial Statements.

IDEELI, INC.
STATEMENT OF STOCKHOLDERS' DEFICIT

	Common Stock		Treasury Stock
					Additional		Total
	Number of	Par	Number of	Par	Paid-in	Accumulated	Stockholders’
	Shares	Value	Shares	Value	Capital	Deficit	Deficit
Balance at January 31, 2012	10,007,705	$1,000	684,485	$(1,050,000)	$1,416,643	$(47,691,485)	$(47,323,842)
Exercise of stock options	12,058	2	—	—	18,881	—	18,883
Stock-based compensation	—	—	—	—	741,636	—	741,636
Net loss	—	—	—	—	—	(31,751,766)	(31,751,766)
Balance at February 2, 2013	10,019,763	$1,002	684,485	$(1,050,000)	$2,177,160	$(79,443,251)	$(78,315,089)

See Notes to Financial Statements.

IDEELI, INC.
STATEMENT OF CASH FLOWS

Year Ended
February 2, 2013
Operating activities
Net loss	$(31,751,766)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	741,636
Depreciation and amortization	2,099,224
Change in assets and liabilities:
Accounts receivable	748,286
Inventories	1,420,572
Prepaid expenses and other current assets	(375,576)
Accounts payable	(1,700,702)
Accrued supplier payables	2,444,200
Accrued expenses	3,598,390
Deferred revenue	98,043
Deferred rent	3,764,816
Net cash used in operating activities	(18,912,877)
Investing activities
Purchases of property and equipment and capitalized software	(6,007,426)
Restricted cash	197,752
Net cash used in investing activities	(5,809,674)
Financing activities
Issuance of convertible preferred stock, net of issuance costs paid	29,894,934
Proceeds from exercise of stock options	18,883
Net cash provided by financing activities	29,913,817
Net increase in cash and cash equivalents	5,191,266
Cash and cash equivalents, beginning of period	12,962,381
Cash and cash equivalents, end of period	$18,153,647

Non-cash financing activities
Accrued convertible preferred stock issuance costs	$1,175,660

See Notes to Financial Statements.

IDEELI, INC.
NOTES TO FINANCIAL STATEMENTS

1.    DESCRIPTION OF BUSINESS
Ideeli, Inc. (the "Company"), is a Delaware corporation founded in 2006. The Company is a members-only online shopping site operating in the United States. The Company commenced its operations in 2007 as ideeli.com. Members participate in limited-time online sales events featuring products from various brand partners across apparel, accessories, home, and beauty categories.
Subsequent to February 2, 2013, and as described in Note 11, Groupon, Inc. ("Groupon") acquired 100% of the equity interests of the Company on January 13, 2014.
2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The financial statements have been prepared in accordance with U.S generally accepted accounting principles ("U.S. GAAP") and are denominated in U.S. currency.
Fiscal Year End
The Company follows a retail calendar for reporting in which each quarter consists of 13 weeks and the year-end is the closest Saturday to January 31. Fiscal year 2013 started on February 1, 2012 and ended on February 2, 2013.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires estimates and assumptions that affect the reported amounts and classifications of assets and liabilities, revenue and expenses, and the related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. Estimates are utilized for, but not limited to, sales returns, inventory valuation, deferred tax asset valuation allowances and stock-based compensation. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all highly-liquid investments with maturities of less than three months from the date of purchase to be cash equivalents. The Company's cash equivalents primarily include certificates of deposit and money market funds.
Accounts Receivable, Net
Accounts receivable primarily consist of amounts due and in transit from banks for credit card settlements and receivables from vendors and wholesalers. Credit card transactions are settled within several days after the sales transactions are processed.
Allowances for bad debts are provided based on loss histories and direct identification. The Company evaluates the adequacy of these reserves regularly based upon the most recent information available.
Inventories
Inventories, consisting of merchandise purchased for resale, are accounted for using the weighted-average method of accounting and are valued at the lower of cost or market value. All inventory consists of finished goods. The Company writes down its inventory for estimated obsolescence and to the lower of cost or market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required. Once established, the original cost of the inventory less the related inventory allowance represents a new cost basis.

IDEELI, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)

Property and Equipment
Property and equipment are stated at cost less accumulated depreciation and amortization and primarily consist of infrastructure to host and maintain the Company’s web-based sales platform as well as website development costs to expand the functionality of the website. Depreciation is computed utilizing the straight-line method based on the estimated useful lives of the assets, primarily from three to seven years. Leasehold improvements are amortized utilizing the straight-line method over the shorter of their estimated useful lives or the remaining lease term.
Impairment of Long-Lived Assets
Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. If circumstances require that a long-lived asset or asset group be tested for possible impairment, the Company first compares the undiscounted cash flows expected to be generated by that long-lived asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value.
Revenue Recognition
The Company recognizes revenue when the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred; the selling price is fixed or determinable; and collection is reasonably assured. Revenue is recognized, net of a provision for estimated sales returns and any customer credits issued, when title passes to the customer upon shipment of the merchandise. Sales taxes collected, when applicable, are excluded from revenue. The sales returns provision is estimated based on the Company’s historical returns experience and its return policy, whereby returns are accepted within 14-21 days after the date of sale.
The Company issues customer credits as sales incentives and to satisfy refund requests. Customer credits are recorded as liabilities in the accompanying balance sheet and are derecognized when redeemed by customers in connection with sales transactions or upon expiration.
Deferred revenue includes quarterly and annual membership subscriptions. Proceeds from subscription revenue are deferred at the time of sale and are recognized as revenue on a ratable basis over the term of the underlying subscription. Subscription revenue recognized for fiscal year 2013 was $1,270,658.
Deferred revenue also includes deferred shipping revenues. In the fourth quarter of fiscal year 2013, the Company instituted a program whereby its customers would pay $9.95 for shipping on their initial orders and receive free shipping for the next 30 days on any subsequent orders. Based on this shipping policy, the Company recognizes the shipping revenue ratably over the 30-day period. As of February 2, 2013, the amount recorded as deferred shipping revenue was $215,000.
Cost of Revenues
Cost of revenues includes the cost of merchandise sold and certain other costs such as inventory write-downs, shipping and handling costs, direct costs to fulfill customer orders, amortization of website development costs and costs of website maintenance.
Advertising Costs
The Company’s advertising costs include search engine, display ads, and email advertising. All costs associated with advertising are expensed in the month that the advertising takes place. For fiscal year 2013, advertising expenses of $6,912,351 is included within "Marketing" on the accompanying statement of operations.
Website Development Costs
The Company capitalizes applicable website development costs incurred during the application and infrastructure development stage, and the Company expenses costs incurred during the planning and operating stages. The Company capitalized

IDEELI, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)

$2,131,727 of such costs for fiscal year 2013.
Leases
The Company categorizes leases at their inception as either operating or capital leases and may receive renewal or expansion options, rent holidays, and leasehold improvement and other incentives on certain lease agreements. The Company recognizes lease costs on a straight-line basis, taking into account adjustments for free or escalating rental payments and deferred payment terms. Additionally, lease incentives are accounted for as a reduction of lease costs over the term of the agreement. Rent expense charged to operations differs from rent paid pursuant to certain of the Company’s leases mainly due to the effect of free-rent periods. The Company records rent expense associated with operating leases within "Selling, general and administrative" on the accompanying statement of operations.
Income Taxes
The provision for income taxes is determined using the asset and liability method. Under this method, deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using the enacted tax rates that are applicable in a given year. The deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, the Company believes it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. The Company considers many factors when assessing the likelihood of future realization of its deferred tax assets, including recent cumulative earnings experience, expectations of future taxable income and capital gains by taxing jurisdiction, the carry‑forward periods available for tax reporting purposes, the ability to carryback losses and other relevant factors. The Company allocates its valuation allowance to current and non-current deferred tax assets on a pro-rata basis. A change in the estimate of future taxable income may require an increase or decrease to the valuation allowance.
The Company utilizes a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately forecast actual outcomes. As of February 2, 2013, the Company has no uncertain tax positions.
Stock-Based Compensation
The Company measures stock-based compensation cost for employee awards based on the grant-date fair value of those awards. Expense is recognized on a straight-line basis over the service period during which awards are expected to vest, net of estimated forfeitures. The Company includes stock-based compensation expense within "Selling, general and administrative" on the accompanying statement of operations.
Effective with the acquisition of the Company on January 13, 2014, as discussed in Note 11, all stock options were cancelled.
Fair Value of Financial Instruments
Cash equivalents, restricted cash, accounts receivable, accounts payable and accrued expenses are reflected in the financial statements at their cost, which approximates fair value due to their short-term nature.
Concentrations of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, and accounts receivable. Receivables from third-party credit cards are processed by financial institutions, which are monitored for financial stability. Management believes that it is not exposed to any significant risks related to its cash accounts.

IDEELI, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)

3.    ACCOUNTS RECEIVABLE
Accounts receivable, net of allowances, as of February 2, 2013 is comprised of the following:

February 2,
2013
Credit card receivables	$576,458
Receivables from vendors	354,967
Wholesalers and other receivables	405,704
Total accounts receivable	1,337,129
Less: allowance for doubtful accounts	(51,148)
Accounts receivable, net	$1,285,981

4.    PROPERTY, EQUIPMENT AND SOFTWARE, NET
Property, equipment and software, net as of February 2, 2013 is comprised of the following:

February 2,
2013
Website development	$4,966,536
Computer equipment and software	4,111,664
Leasehold improvements	2,201,280
Furniture and fixtures	278,040
Studio equipment	242,939
Total property, equipment and software, gross	11,800,459
Less: accumulated depreciation and amortization	(3,271,330)
Property, equipment and software, net	$8,529,129
Depreciation and amortization expense for fiscal year 2013 was $2,099,224.
5.    STOCKHOLDERS' EQUITY
Convertible Preferred Stock
Preferred stock issued and outstanding as of February 2, 2013 is comprised of the following:

		Shares Issued	Original
Class of Preferred Stock	Date Issued	and Outstanding	Issue Price
Series A Preferred	11/16/2007	7,120,250 shares	$0.647 per share
Series A-1 Preferred	1/15/2009	9,688,195 shares	$0.647 per share
Series B Preferred	11/30/2009	10,843,325 shares	$1.918 per share
Series C Preferred	4/27/2011	9,597,101 shares	$4.291 per share
Series D Preferred	6/7/2012	5,988,024 shares	$5.010 per share

IDEELI, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)

The table below summarizes convertible preferred stock activity for fiscal year 2013:

	Series A, B, C, and D Convertible Preferred Stock
	Number of
	Shares	Amount
Balance at January 31, 2012	37,248,871	$68,202,123
Issuance of Series D convertible preferred stock (net of stock issuance costs of $1,280,726)	5,988,024	28,719,274
Balance at February 2, 2013	43,236,895	$96,921,397
The holders of the Series D preferred stock are entitled to participate, pari passu with the holders of Series C preferred stock and senior to the holders of the other series of preferred stock and common stock, on an as-converted basis in any dividends paid on common stock. In addition, the holders of the Series D preferred stock are entitled to an annual 5% cumulative dividend payable upon a liquidation, acquisition, or asset transfer. Cumulative dividends in arrears on the Series D preferred stock as of February 2, 2013 totaled $986,301 ($0.16 per share). The holders of the Series C preferred stock are entitled to participate, pari passu with the holders of Series D preferred stock and senior to the holders of the other series of preferred stock and common stock, on an as-converted basis in any dividends paid on common stock. The holders of the Series B preferred stock are entitled to receive, senior to the Series A and Series A-1 preferred stock, 8% noncumulative dividends when, as, and if declared by the board of directors (the "Board"). The holders of the Series A preferred stock and Series A-1 preferred stock are entitled to receive, senior to the common stock, 8% noncumulative dividends when, as, and if declared by the Board.
In the event of any liquidation, dissolution, or winding up of the Company, or upon the occurrence of a merger, a transaction resulting in a transfer of more than 50% of the Company’s voting power, or the disposition of all or substantially all of the Company’s assets or intellectual property (collectively, "in-substance liquidation events"), the holders of the Series D preferred stock will be entitled to receive, senior to the holders of the other series of preferred stock and common stock, a per-share amount equal to the original purchase price plus any declared but unpaid dividends (the "Series D Liquidation Preference"). After the payment of the Series D Liquidation Preference to the holders of the Series D preferred stock, the holders of the Series C preferred stock will be entitled to receive, senior to the holders of Series A preferred stock, Series A-1 preferred stock, Series B preferred stock, and common stock, a per-share amount equal to the original purchase price plus any declared but unpaid dividends (the "Series C Liquidation Preference"). After the payment of the Series C Liquidation Preference to the holders of the Series C preferred stock, the holders of the Series B preferred stock and Series A-1 preferred stock will be entitled to receive, senior to the holders of Series A preferred stock and common stock, a per-share amount equal to the applicable original purchase price plus any declared but unpaid dividends (the "Series B and Series A-1 Liquidation Preference"). After the payment of the Series B and Series A-1 Liquidation Preference to the holders of the Series B preferred stock and Series A-1 preferred stock, the holders of the Series A preferred stock will be entitled to receive, senior to the holders of common stock, a per-share amount equal to the original purchase price plus any declared but unpaid dividends (the "Series A Liquidation Preference"). After the payment of the Series A Liquidation Preference, any remaining assets will be distributed among the holders of the common stock and the Series C preferred stock pro rata on an as-converted to common stock basis. Because the Company's stockholder agreements do not specify whether the common stockholders receive the same form of consideration as the convertible preferred stockholders upon the occurrence of an in-substance liquidation event, the convertible preferred shares are presented outside of permanent equity in the accompanying balance sheet.
The holders of the preferred stock have the right to convert the preferred stock, at any time, into common stock. The conversion price of each class of preferred stock is initially 1:1 and is subject to an adjustment to reduce dilution in the event that the Company issues additional equity securities at a purchase price less than the applicable conversion price. The conversion price is also subject to proportional adjustment for stock splits, stock dividends, recapitalizations, and similar equity restructurings. Upon the closing of a firmly underwritten public offering with gross proceeds to the Company of not less than $55 million, all shares of preferred stock will be automatically converted into common stock at the then-applicable conversion price.
The preferred stock votes together with the common stock on an as-converted basis and not as a separate class except as specifically provided in the Company’s amended and restated certificate of incorporation or otherwise required by law.

IDEELI, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)

Warrants
As of February 2, 2013, the Company had outstanding warrants to acquire 391,033 shares of Series B preferred stock for an exercise price of $1.918 per share and 16,026 shares of common stock for an exercise price of $1.56 per share. These warrants were issued in prior period financing transactions. Exercise of the Series B preferred stock warrants is contingent on the Company achieving a minimum revenue threshold in the Japanese market. The Company has no operations in Japan and the warrants had a fair value of zero as of and for the year ended February 2, 2013.
6.    STOCK AWARDS
In November 2007, the Board and stockholders approved the Ideeli, Inc. 2007 Equity Incentive Plan (the "Plan"), under which incentive stock options, nonqualified stock options, restricted stock awards, restricted stock unit awards, and stock appreciation rights may be issued to the Company’s employees, directors, and consultants. The number of shares that have been authorized to be issued or used under the Plan totals 6,008,451. The stock issuable under the Plan will be shares authorized but unissued or reacquired common stock, including shares repurchased by the Company on the open market.
Under the terms of the Plan, a 10% stockholder will not be granted an incentive stock option unless the exercise price of such option is at least 110% of the fair market value of the common stock on the date of grant and the option is not exercisable after the expiration of five years from the date of grant. Subject to the provisions regarding 10% stockholders, no option will be exercisable after the expiration of 10 years from the date of its grant, and the exercise price of each option will not be less than 100% of the fair market value of the common stock subject to the option on the date the option is granted.
The Company records compensation for employee awards based on the fair value of options on the date of grant. The Company determined the grant date fair value of options issued to employees during fiscal year 2013 using the Black-Scholes-Merton option-pricing model with the following weighted-average assumptions:

Year Ended
February 2, 2013
Dividend yield	- %
Expected volatility	80.00%
Risk-free interest rate	0.78% – 1.82%
Expected term	8.05 years
Expected volatility for fiscal year 2013 was calculated using the historical volatility of the stocks of publicly traded retail and e-commerce companies. The expected terms of the options represents the period of time the options are expected to be outstanding. The risk-free interest rate is based on U.S. Treasury yields for securities with terms approximating the estimated expected life of the options. The assumptions used in the Black-Scholes-Merton option-pricing model are highly subjective and can materially affect the resulting valuation. The weighted-average fair value of options granted for fiscal year 2013 was approximately $0.25 per option.
The Company recognized stock-based compensation expense of $741,636 for fiscal year 2013 related to stock awards issued under the Plan.
As of February 2, 2013 there was $703,123 of unrecognized compensation cost related to unvested stock-based compensation arrangements granted under the Plan that are expected to be recognized over a remaining weighted-average period of 48 months. The weighted-average contractual term of stock options outstanding as of February 2, 2013 is 8.0 years.

IDEELI, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)

The table below summarizes stock option activity for fiscal year 2013:

	Outstanding		Exercisable
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding at January 31, 2012	4,979,186	$1.16	2,069,009	$0.73
Granted	3,064,884	0.40
Exercised	(12,058)	1.57
Forfeited	(2,784,114)	1.17
Outstanding at February 2, 2013	5,247,898	$0.71	3,178,983	$0.63
7.    INCOME TAXES
The deferred income tax assets and liabilities consisted of the following components as of February 2, 2013:

February 2,
2013
Deferred tax assets:
Net operating loss carryforwards	$27,717,286
Customer credits	535,530
Inventories	959,564
Accrued bonuses and severance	268,746
Deferred rent	435,980
Equity compensation and other	246,701
Total deferred tax assets	30,163,807
Less valuation allowances	(30,109,308)
Deferred tax assets, net of valuation allowance	54,499
Deferred tax liabilities:
Property and equipment	(54,499)
Total deferred tax liabilities	(54,499)
Net deferred tax asset (liability)	$—
The realization of deferred tax assets is dependent upon a variety of factors, including the generation of future taxable income, the reversal of deferred tax liabilities, and tax planning strategies. Based upon the Company’s historical operating losses and the uncertainty of future taxable income, management has provided a full valuation allowance against its net deferred tax assets as of February 2, 2013.

IDEELI, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)

The items accounting for differences between the income tax provision or benefit computed at the federal statutory rate and the provision for income taxes for fiscal year 2013 were as follows:

Year Ended February 2, 2013
U.S. federal income tax (benefit) provision at statutory rate	(11,113,118)
State income taxes, net of federal benefits	(1,440,243)
Change in valuation allowances	11,755,119
Non-deductible stock-based compensation expense	162,460
Non-deductible or non-taxable items	635,782
Provision for income taxes	—
As of February 2, 2013, the Company had federal and state net operating loss carryforwards available of approximately $69,514,193 and $40,095,428, respectively, to offset future federal and state taxable income. If not utilized, net operating losses will expire through 2033 in various amounts.
Under the Tax Reform Act of 1986, the utilization of a corporation’s net operating loss carryforwards is limited following a change in ownership of greater than 50% within a three-year period. Due to the Company’s equity transactions, the Company’s net operating loss carryforwards may be subject to an annual limitation generally determined by multiplying the market value of the Company before ownership change by the federal long-term tax exempt rate then in effect.
The Company is subject to taxation in the United States and state jurisdictions. The Company is currently under IRS audit for the 2010 tax year. It is likely that the examination phase of this audit will conclude in the next 12 months. The tax years 2011 to 2013 remain open to examination by the taxing jurisdictions in which the Company is subject to tax.
8.    DEBT
The Company was party to a loan and security agreement ("Loan Agreement") with Square 1 Bank (the "Bank") that was amended in April 2013 and was scheduled to mature in April 2014. The Loan Agreement provided up to $12.0 million of availability for borrowings and letters of credit. The Loan Agreement included (i) a revolving credit line, (ii) one or more term loans in an aggregate principal amount not exceeding $1,500,000, and (iii) an equipment term loan that allowed a minimum of $250,000 equipment financing per quarter if necessary. Beginning in April 2013, all letters of credit require cash collateral. All borrowings bear interest at the greater of 3.00% above the prime rate or 7.00%. Interest payments were payable monthly and principal payments were payable monthly for term loans and prior to maturity for borrowings under the revolving credit line. As of February 2, 2013, there were letters of credit totaling $9.1 million primarily to secure open lines of credit with suppliers for inventory purchases and security deposits on office leases. These letters of credit expire between March 28, 2013 and January 13, 2014. As of February 2, 2013, the Company did not have any borrowings outstanding. As of February 2, 2013, available borrowings, after letters of credit, were $2.9 million.
On January 13, 2014, the Company’s Loan Agreement with Square 1 Bank was terminated and all outstanding borrowings were repaid. However, all letters of credit outstanding prior to the acquisition remain outstanding with Square 1 Bank and continue to require cash collateral.
9.    COMMITMENTS AND CONTINGENCIES
Operating Leases
The Company entered into two new leases for office space in New York, New York, in April and May of 2012. The terms of these leases are approximately 11 years, and the Company moved into the new locations in the third quarter of fiscal year 2013. Letters of credit were issued for security deposits of approximately $3.9 million, which is included in the $9.1 million of outstanding letters of credit described in Note 8.

IDEELI, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)

Total rent expense for operating leases was $2,136,904 for fiscal year 2013. As of February 2, 2013, minimum rental commitments under all noncancelable operating leases are as follows:

Amount
2014	$2,219,255
2015	2,626,247
2016	2,619,850
2017	2,613,292
2018	2,606,567
Thereafter	13,530,639
$26,215,850
Legal Proceedings
The Company is party to various legal proceedings incident to the operation of its business. Management believes that the ultimate resolution of these matters will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows.
10.    RELATED-PARTY TRANSACTIONS
During fiscal year 2013, the Company paid $565,998 to a consulting services provider for which one of the Company’s executives is a member of the board of directors. In addition, the Company paid $57,071 to one of the Company’s investors for consulting services.
11.    SUBSEQUENT EVENTS
In June 2013, the Company issued 2,970,682 shares of Series E-1, Series E-2, and Series E-3 preferred stock ("Series E Preferred") at a price of $4.17 per share that resulted in gross proceeds of $12.4 million. Issuance costs related to the sale of Series E Preferred were approximately $0.1 million. Holders of the Series E Preferred shares are entitled to participate, senior to the holders of the other preferred shares and common stock on an as-converted basis, in any dividends paid on the common stock. Such dividends are noncumulative and are payable only when, as, and if declared by the Board. Holders of Series E Preferred shares were also issued warrants to purchase 4,456,025 shares of common stock at an exercise price of $0.18 per share. Holders of the Series E-1, Series E-2, and Series E-3 preferred shares have a liquidation preference per share of $6.26, $8.34, and $13.55, respectively.
On January 13, 2014, all of the equity interests of the Company were acquired by Groupon for an aggregate cash purchase price of approximately $43 million, subject to working capital adjustments.
In addition, on January 13, 2014, the Company’s Loan Agreement with Square 1 Bank was terminated and all outstanding borrowings were repaid. However, all letters of credit outstanding prior to the acquisition remain outstanding with Square 1 Bank and continue to require cash collateral.
Subsequent events have been evaluated through March 26, 2014, the date the financial statements were available to be issued.